Exhibit 4.5.1

AMENDMENT NO. 1

TO

RPM INTERNATIONAL INC.

UNION 401(k) TRUST AND PLAN

This Amendment No. 1 is executed as of the date set forth below by RPM International Inc. (hereinafter called the “Company”);

WITNESSETH:

WHEREAS, effective January 1, 2014, the Company amended and restated the RPM International Inc. Union 401(k) Trust and Plan (hereinafter called the “Trust and Plan”) in order to comply with IRS requirements and to make certain necessary and desirable changes; and

WHEREAS, the Company desires to amend the Trust and Plan to increase the small cashout limits; and

WHEREAS, the Company reserved the right to amend the Trust and Plan pursuant to Section 21.1 thereof;

NOW, THEREFORE, pursuant to Section 21.1 of the Trust and Plan and effective as of the dates set forth below, the Company hereby amends the Trust and Plan as follows:

1.       Effective as of January 1, 2015, Note 4 of Appendix A is hereby deleted in its entirety and replaced with the following:

“Note	4	(a)	None for Participants whose initial Date of Hire is prior to October 23, 2009.

(b)

For Participants whose initial Date of Hire is on or after October 23, 2009, and prior to January 1, 2015, fifty cents ($0.50) for each one dollar ($1.00) in Elective Contributions contributed by such Participant up to six percent (6%) of his Compensation (maximum possible match of three percent (3%)).

(c)

For Participants whose initial Date of Hire is on or after January 1, 2015, one dollar ($1.00) for each one dollar ($1.00) in Elective Contributions contributed by such Participant up to three percent (3%) of his Compensation, and fifty cents ($0.50) for each one dollar ($1.00) in

Elective Contributions contributed by such Participant on the next two percent (2%) of his Compensation (maximum possible match of four percent (4%)).”

2.       Effective as of August 17, 2015, Section 11.2 of the Trust and Plan is hereby deleted in its entirety and replaced with the following:

“11.2	Commencement of Distributions.

Amounts credited to a terminated Participant’s Accounts shall be distributed to him in accordance with the rules and procedures set forth in Article 13 hereof, as of the dates set forth below:

(a)

if the value of his Accounts at the time of distribution does not exceed Five Thousand Dollars ($5,000.00), the distribution shall be made within an administratively practicable time following his Termination of Employment or death in accordance with the terms of Section 13.6; or

(b)

if the value of his Accounts at the time of distribution exceeds Five Thousand Dollars ($5,000.00), then unless the Participant or his Beneficiary elects to defer such distribution in accordance with Section 13.1 hereof, distribution shall be made no later than:

(1)

except as otherwise required by Section 13.4, within an administratively practicable time following the close of the Plan Year in which occurs the later of his attainment of his Normal Retirement Date or his Termination of Employment, but not later than sixty (60) days following the close of such Plan Year, or

(2)	as of such earlier date as the Participant or his Beneficiary shall request, but not earlier than an administratively practicable time following his Termination of Employment.

Except as provided in Section 13.6, the failure of a Participant (and, if applicable, under Section 24.6 hereof, his spouse) to consent to a distribution shall be deemed to be an election to defer distribution.”

3.       Effective as of August 17, 2015, the first paragraph of Section 13.1 of the Trust and Plan is hereby deleted in its entirety and replaced with the following:

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“Distributions will normally commence as of the dates specified in Article 11 and Article 12 hereof. However, a terminated Participant or a Beneficiary whose Account balance exceeds Five Thousand Dollars ($5,000.00) may elect (or in accordance with Section 11.2, may be deemed to have elected) to defer any distribution to a date no later than is permitted under Section 13.4.”

4.       Effective as of August 17, 2015, Section 13.6 is hereby deleted in its entirety and replaced with the following:

“13.6 Treatment of Small Amounts.

(a)

Cash Distributions. Prior to August 17, 2015, notwithstanding anything contained in this Trust and Plan to the contrary, in the event that the amounts credited to the Accounts of a retired, terminated, disabled, or deceased Participant has a value less than or equal to One Thousand Dollars ($1,000.00), the Administrator shall direct the Trustee to distribute the amounts credited to such Participant’s Accounts in a single lump sum payment without the consent of the Participant, his spouse, or his Beneficiary. Such lump sum payments shall be made within an administratively practicable time following the date the Participant incurred a Termination of Employment or died, as determined in accordance with rules established by the Administrator. Any such lump sum payment shall be subject to the requirements of Section 13.7 or 13.8, as applicable, and shall be in full settlement of such Participant’s, spouse’s, or Beneficiary’s rights under this Plan.

(b)

Direct Rollovers. As of August 17, 2015, notwithstanding anything contained in this Plan to the contrary, in the event that the amounts credited to the Accounts of a retired, terminated, disabled or deceased Participant has a value which does not exceed Five Thousand Dollars ($5,000.00), the Participant shall be offered the right to take distribution of the Accounts in a single lump sum payment or to elect a Direct Rollover (as defined in Section 13.7(d) or 13.8(d), as applicable) to an Eligible Retirement Plan of his choice. If the Participant makes no election, the Administrator shall direct the Trustee to make a Direct Rollover (as defined in Section 13.7(d) or 13.8(d), as applicable) of the amounts credited to such Participant’s Accounts into an “individual retirement account” (as defined in Section 13.7(b)(1) or 13.8(b)(1), as applicable) within an administratively practicable time following the date the Participant incurred a Termination of Employment or died, as determined in accordance with uniform rules established by the Administrator, but unless the Participant or his Beneficiary agrees to a later payment, not later than sixty (60) days after the close of the Plan Year which includes the later of the Participant’s Normal Retirement Date or Termination of Employment.”

IN WITNESS WHEREOF, the Company, by its duly authorized officers, has executed this Amendment No. 1 this 10th day of September, 2015.

RPM INTERNATIONAL INC.

By:	/s/ Janeen Kastner

Its:	VP-Corporate Benefits & Risk Management

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